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EXHIBIT 11

                        CAPITOL COMMUNITIES CORPORATION

                       Computation of Earnings Per Share
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                                             Three Months Ended
                                                December 31,

                                            1997               1996
                                            ----               ----
Shares Outstanding Beginning             7,312,000           7,000,000
 Of Period

Shares Issued During Period
   October 7, 1996                                              38,000
   November 12, 1996                                           150,000
   October 7, 1997                         38,000
   October 20, 1997                        20,000
   October 28, 1997                       (19,000)
   December 31, 1997                       33,500
                                       ----------           ----------

Total Outstanding                       7,384,500            7,188,000

Weighted average number of
 shares outstanding                     7,349,543            7,115,000

Shares deemed outstanding from
assumed exercise of stock options           -                    -
                                       ----------           ----------
Total                                   7,349,543            7,115,000
                                       ==========           ==========

Earnings (loss) applicable to
 common shares                         $ (515,102)          $ (229,174)
                                       ==========           ==========

Earnings (loss) per share of
common stock                              $(0.070)          $   (0.032)
                                       ==========           ==========
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